                                                                     EXHIBIT 6.1

                       BUSINESS PRODUCT ALLIANCE AGREEMENT


     This agreement ("Agreement") is made between Achieve Healthcare Information Systems, an Indiana corporation ("Achieve") and SureQuest Systems, Inc., a Nevada corporation ("Company"), and is effective as of the date of execution and delivery by both parties ("Contract Date").

                                    RECITALS

     1. Achieve has developed and markets a suite of software products known as PathLinks (the "Software") for use by the long term care ("LTC") industry, including skilled nursing facilities, subacute care facilities, assisted living facilities, and retirement housing facilities ("Facilities"). Achieve is a leading provider of software products and related services addressing the unique needs of the LTC industry, and has established customer relationships with LTC organizations and Facilities throughout the United States which use Achieve's software products and/or have contracted with Achieve to acquire the right to use the Software (all such organizations and Facilities having established customer relationships with Achieve, "Achieve Clients").

     2. The Company is a provider of a suite of software products which Achieve has determined through market research to be useful to meeting the needs of Achieve Clients and the LTC industry, such product or products being as follows: dietary software (Windows version), as described in Exhibit A attached hereto (the "Products").

     3. Achieve wishes to incorporate the Products as a part of the "Enterprise Solution" to be made available to Achieve Clients and the LTC Industry, and for that purpose wishes to enter into a business alliance with the Company to cooperate in marketing and the establishment/maintenance of an interface between the Software and the Products.

     4. Each party welcomes the opportunity to cooperate with the other as a means of expanding sales of its products and services to the LTC industry. Nothing in this agreement restricts either party from entering into arrangements with other companies for any purpose.

     5. Achieve has established a program designated as the "Certified Achieve Partner" ("CAP") program to identify and market to Achieve Clients and the LTC industry the products and services of superlative companies operating on a cooperative basis with Achieve to provide, in tandem with Achieve's Software, comprehensive systems for addressing the information technology ("IT") needs of Achieve Clients and the LTC industry. An essential element of the CAP program is that Achieve and each CAP, by formally recognizing the other as a provider of high-quality goods and services which make an excellent "fit" with one another's products and services, benefit from and add to the other's established reputation and goodwill. Those CAPs which furnish products as well as services, as opposed to CAPs which are strictly service providers, are designated within the CAP program as "Business Product Allies" ("BPAs"). By this agreement, the Company will participate as a BPA within Achieve's CAP program.



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                                      TERMS

     1. Qualification. The Company and Achieve have each had the opportunity to become familiar with one another's reputation and products so as to be satisfied that establishing joint marketing efforts is mutually beneficial.

     2. Interface Development. Achieve will create, based on information provided by the Company, an interface between the Products and the Software
(the "Interface") sufficient to enable Facilities using both the Software and the Products to obtain the maximum feasible benefit from the integration of such software products. The Company will provide Achieve with information as necessary for this purpose.

         A. The Company will furnish Achieve with updated database specifications as necessary hereafter to enable Achieve to maintain and modify the Interface on a continuous basis, as the Software is hereafter modified, without interruption of the functionality of the Interface.

         B. The parties will take all appropriate action to create, test, and implement the Interface as soon as possible. The parties will jointly solicit Achieve Clients to act as beta sites for testing the Product and the Interface; participating facilities will be asked to sign the standard Achieve beta agreement.

     3. Integrated Offering. After the Interface is functional, Achieve will establish an "icon" on the "tool bar" of the launch pad screen of the Software for the Products purchased by Achieve clients. Further, Achieve will make specific reference on the "drop down list" as to the availability of the Products and will use best efforts as to where to locate the reference. Further, Achieve will promote the Products to Achieve Clients and the LTC industry as part of a comprehensive Enterprise Solution anchored by the Software. The purpose of the Enterprise Solution is to provide synergies between the Software and BPA products integrated with the Software.

     4. Joint Marketing. Achieve may from time to time propose joint marketing efforts. Development of joint marketing plans and materials (and the sharing of marketing expenses) will be subject to further agreement. Such marketing plans, materials, cost and cost sharing to be mutually agreed upon by the Company and Achieve.

     5. Installation, Training And Support Services. The Company will market and sell its Products to Achieve Clients and, when acceptable to an Achieve Client, license the particular part of the Products which best meets the needs of that Client (the portion of the Products selected by an Achieve Client is referred to hereafter as the "Program"), on either an up front one-time payment basis or pursuant to monthly payments. After the Program is installed at an Achieve Client, the Company will provide training and support services as necessary for the Achieve Client to utilize the Company's Program. Terms and charges for provision of such services may be established by the Company in its discretion. Achieve will have no financial involvement or interest in the


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business relationship between the Company and the Facilities using the Products
("End Users"), however, the Company agrees to inform Achieve of the existence of and terms of its contractual relationships with all Achieve Clients, including without limitation the provision of a list of the names and addresses of all Achieve Clients using the Products, to be updated as the Products are installed. Once a Product is installed at an Achieve Client and the Company has developed a support and business relationship with that Client, Achieve agrees that it will not do anything to interfere with that business relationship.

     6. Marketing Cooperation.

         A. FAQs. To assist Achieve in promoting the Product, the Company will provide Achieve (as soon as possible after the Contract Date, and on an updated basis as necessary thereafter to reflect changes which may occur) with a list of the ten most frequently asked questions on the part of users of the Product, together with the answers to such questions.

         B. Sales Leads. To the extent that current or prospective Achieve Client express serious interest in the Products, Achieve will notify the Company of such expressions of interest and the pertinent facts concerning such prospective End Users as are known to Achieve and deemed likely to be useful to the Company in pursuing such possible sales. The Company will provide Achieve with a sales lead form to be used for collecting and providing such information to the Company. The Company will provide training to the Achieve sales force on the sales features and benefits of the Products and will provide a sales commission to any Achieve salesperson who closes or refers a sale with a prospective client to license to use the Products from the Company. Such commission will be 10% of the gross price received by the Company for any sale of the Product closed by Achieve or closed by the Company after a referral by Achieve; provided, that if the terms of the sale provide for the Company to receive installment payments, the commission will be paid in nine (9) equal monthly installments, starting sixty (60) days after the date of sale, the total of such installments being 10% of the normal price for the Products sold in such sale if such Products had been sold on a cash-up-front basis for the Company's normal price for a cash sale as of the date of the sale. All commissions will be paid to Achieve, accompanied by written identification of the purchaser, the date and amount of the sale, and the Achieve sales representative involved; Achieve will be responsible for making payment to the sales representative. If Company closes a sale without a specific referral or sales assistance from Achieve, then no sales commission shall be paid to Achieve. Further, if the Company provides a specific referral or sales assistance that results in closing an Achieve PathLinks sale, then the Company shall be paid a referral fee or commission as follows: In the USA, generally, there will be no compensation paid except for certain situations to be determined in advance and negotiated on a case by case basis. In Canada, the Company shall be paid 5% of site license fee only for each sale where Company provides the principal and specific referral and direct sales assistance except, the Company will be paid 2% of the site license fee for sales made through or by Serca Foodservice, a major food supplier in Canada, if an arrangement between Serca Foodservice and Achieve is reached as a direct result of introductions made by the Company.



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         C. Marketing And Sales Guidance. Achieve will use its best efforts to advise the Company how the Products can best be marketed and sold to the LTC industry. Without limitation, Achieve will inform the Company of the reaction of Achieve Clients and others in the LTC industry to the Company's Products, and will, subject to the consent of Achieve Clients, provide the Company with information about the needs, structure and style of LTC organizations.


         D. Achieve Marketing. Achieve will continue to nurture its national posture as a provider of software products and related services to the LTC industry through attendance at key conferences and exposure through major public relations vehicles (e.g., industry publications). In so doing, Achieve will publicize its relationship with the Company and the value of the Product as part of the Enterprise Solution anchored by the Achieve Software. The Company may be requested to participate in joint promotional events, and will use its best efforts to do so. Achieve will also include the Company as a Certified Achieve Partner, in the Business Product Alliance category, in its advertising and marketing materials, including its Internet home page.


         E. Company Marketing. The Company will publicize its standing as an Achieve BPA in advertising and marketing directed to Achieve Clients and the LTC industry, and shall include the "Achieve CAP" logo in its advertising and marketing materials, including its Internet home page and published advertising, marketing brochures, and collateral materials directed to the LTC industry where mutually beneficial to Company and Achieve.


         F. Case Study. The Company will participate with Achieve in the development of at lease one case study to be used in sales materials and for possible publication in magazines, newsletters, and other media.

         G. Internet Links. Each party will provide, on its Internet home page, a link to the other's web site.

     7. Non-solicitation. Each party agrees not to knowingly employ or utilize as an independent contractor, directly or indirectly, on a full-time or part-time basis, any person employed by or utilized as an independent contractor by the other party with whom the first party has had contact in the course of such person's duties on behalf of the other party. This prohibition shall extend for a period of one year following termination of any such person's employment by or contracted activities on behalf of the other party and, for persons employed by a party when this Agreement is terminated, for one year following termination of this Agreement. Any waiver of this provision shall be effective only if given in writing, signed by the party waiving the right, prior to any solicitation by the other party of the employee or agent in question, or the commencement of any employment of such individual by such other party. This restriction shall not apply to any individual whose employment or contractual relationship with a party is terminated upon the initiative of such party.



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     8. Relationship Description. Neither party shall be an agent of the other.
This Agreement does not create a partnership or joint venture. Neither party shall hold itself out as a partner or joint venturer with the other. Each party may describe the relationship as a "strategic business alliance."

     9. Notices. All notices, authorizations, consents, or the communications required or permitted to be given hereunder shall be made in writing and shall be deemed effective when delivered by certified mail or recognized overnight carrier or by facsimile (followed by delivery via certified mail or recognized overnight carrier) as follows:

     if to the Company:

     SureQuest Systems, Inc.
     13606 TI Blvd.
     Dallas, TX 75243
     Attn: President
     Fax: 972-238-7733

     if to Achieve:                              with a copy to:

     Achieve Healthcare                          Achieve Healthcare
     7690 Golden Triangle Dr.                    315 W. Jefferson Blvd.
     Eden Prairie, MN 55344                      South Bend, IN 46601
     Attn: Chief Operating Officer               Attn: General Counsel
     Fax: 612-995-9735                           Fax: 219-232-5123


Any party hereto may change its address for purposes hereof by so notifying the other party.

     10. Full Agreement, Merger, etc. This Agreement contains the whole understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written representations and agreements between the parties relating thereto except for the Confidentiality and Non-Disclosure Agreement executed by Achieve on January 28, 1999 and by the Company on January 30, 1999. This Agreement may not be varied except by a writing duly executed by both parties. If any clause or provision of this Agreement shall be deemed illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the remainder of this Agreement shall not be affected by such illegality, invalidity or unenforceability, and in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     11. Assignment. Neither party to this Agreement may assign its rights or obligations under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld, except that obligations under this Agreement may be provided or fulfilled by any parent, subsidiary, affiliate, successor corporation, or subcontractor of a party, and the rights of a party may be assigned thereto,



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so long as such party retains full responsibility for such obligations. For purposes hereof, successor corporation" shall include any corporation, partnership or business entity acquiring substantially all the assets or stock of a party to this Agreement, provided that the "successor corporation" is not a competitor of the other party.

     12. Ownership Of Software And Products. Each party hereby acknowledge that the Software and the Products are the property of Achieve and the Company, respectively, and incorporate valuable copyrights and trade secrets of such parties and that each party shall have exclusive proprietary rights in the Software and the Products and in all modifications and additions thereto and versions thereof, including all copyrights, trade secrets and other proprietary concepts, ideas, know-how and information incorporated therein. Neither party will attempt to reverse engineer, disassemble, decompose, modify, amend, or similarly manipulate all or any portion of the Software or the Products or any property rights of the other, provided that the parties may create an interface between the Software and the Products as set forth in Section 2 above, but may not otherwise incorporate the software systems of the other into their own software. Neither party will do or suffer to be done at any time any act or thing which may in any way adversely affect any rights of the other.

     13. Term Of This Agreement.

         A. This Agreement shall become effective as of the Contract Date and shall continue in effect for a period of five (5) years from the Contract Date ("Initial Term") and from year to year thereafter so long as neither party terminates this Agreement in accordance with its terms.

         B. Either party may terminate this Agreement with or without cause by giving written notice at least ninety (90) days prior to the termination of the Initial Term or prior to the termination of any renewal term thereafter.

         C. The termination of this Agreement shall not affect the rights or obligations of either Achieve or the Company under any executed license agreement, which either may have with an Achieve Client.

     14. Amendments. This Agreement may not be amended or modified by the parties except be a further written agreement.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of law principles.

     16. Dispute Resolution. All disputes arising under this agreement shall be resolved in accordance with the following provisions.

     All disputed matters shall be referred first to an officer of Achieve and an officer of the Company who can contractually commit their respective companies. In the event such officers cannot resolve a dispute, either party may request the matter to be submitted to binding arbitration in Dallas, Texas, if Achieve is the requesting party, and in



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and conditions of this Agreement; and (iv) may require such procedures as discovery and the submission of written briefs;

         B. Require the testimony to be transferred;

         C. Require the award to be accompanied by findings of fact and a statement of reasons for the decision, and

         D. Require the award to include reasonable attorney's fees and costs. Judgment upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement upon the date first written above.

SUREQUEST SYSTEMS, INC.            ACHIEVE SOFTWARE CORPORATION
                                   d/b/a ACHIEVE HEALTHCARE
                                   INFORMATION SYSTEMS


By:   /s/ C. SCOTT SYKES JR.         By: /s/ J. CHRISTIAN HAWVER
      --------------------------         ----------------------------
      C. Scott Sykes Jr.                 J. Christian Hawver
      President                          Chief Marketing Officer


Date: July 16, 1999                Date: July 30, 1999
      --------------------------         ----------------------------



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                                    EXHIBIT A

PRODUCT NAME:              Three Squares(R)

DEVELOPMENT SYSTEM:        Centura's Scalable Application Language (SAL) using
                           Gupta SQL Windows (16 bit single user) Centura Team
                           Developer (32 bit multi-user)

DATABASE ENGINE:           Centura's SQL Base

PRODUCT DESCRIPTION:       SureQuest's Three Squares(R) is a Microsoft
                           Windows(R) based software program that provides a
                           total management solution for healthcare and other
                           institutional food service environments. Three
                           Squares is available as single function group modules
                           and as a fully integrated series of modules designed
                           to offer a complete suite of solutions for dietary
                           and food service professionals.

PRODUCT FEATURES:          o    Completely integrated modules
                           o    Meets all resident food preferences
                           o    Generates food specific tray menus
                           o    Provides complete nutritional analysis
                           o    Active weight change alerts and history
                           o    Maintains perpetual inventories
                           o    Budget to expenditure comparison
                           o    Automatically generates purchase orders
                           o    Evaluates menu, recipe and meal cost
                           o    Interfaces with most food distributors



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

                     ACHIEVE HEALTHCARE INFORMATION SYSTEMS
                            SUREQUEST SALES LEAD FORM

FACILITY INFORMATION===================================================================================
                                                    Check here if
Facility Name                                 [   ] Part of Chain? (complete Corporate Information below)
             --------------------------------
Address                                        City                   State          Zip
       ---------------------------------------      ------------------      ---------    --------------

Telephone                                      Fax                    Web Site
          ------------------------------------      ------------------         ------------------------

Facility Type: [   ]LTC  [   ]Assisted Living  [   ]CCRC  [   ]Acute  [   ]Other
                                                                               ------------------------

No. Beds        Menu Type(s) [   ]Non-Select   [  ]Select [   ]Cafeteria   [  ]Catering   [  ]Meals on Wheels
         ------

Contact Person                                        Title
               -------------------------------------        -------------------------------------------

Telephone [   ]Same                            Ext.                   Email
                   ---------------------------     ------------------      ----------------------------

Other Contact                                         Title
               -------------------------------------        -------------------------------------------

Telephone [   ]Same                            Ext.                   Email
                   ---------------------------     ------------------      ----------------------------

Does facility currently use a Dietary Program? [   ] No   [   ] Yes - Product
                                                                              -------------------------

What priority benefits is client seeking?
                                         --------------------------------------------------------------

Existing Achieve Client? [   ] Yes [   ] No Achieve Product
                                                           --------------------------------------------

CORPORATE INFORMATION==================================================================================

Corporate/Owner Name  [   ]Same
                               ------------------------------------------------------------------------

Address                                        City                   State          Zip
       ---------------------------------------      ------------------      ---------    --------------

Corporate Contact Person                                 Title
                         -------------------------------        ---------------------------------------

Telephone                                      Ext.                    Fax
          ------------------------------------      ------------------     ----------------------------

Additional Facilities Owned/Managed: Number                            Type
                                           ---------------------------      ---------------------------

ACHIEVE SALES PERSON INFORMATION=======================================================================

Lead Submitted by                                                      Date Submitted
                 -----------------------------------------------------                -----------------

Comments
        -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

    PLEASE FAX COMPLETED SALES LEAD FORM TO: SUREQUEST SYSTEMS, 972-238-5479



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